                                                                    Exhibit 2(a)


                      AGREEMENT AND PLAN OF REORGANIZATION

                 THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of this 27th day of December, 1993 between TRANS FINANCIAL BANCORP, INC., a Kentucky corporation ("Corporation"), and PEOPLES FINANCIAL SERVICES, INC., a
Tennessee corporation ("PFS").


                 W I T N E S S E T H :

                 The Boards of Directors of Corporation and PFS have approved, and deem it advisable and in their respective shareholders' best interests to consummate, the business combination transaction (the "Merger") provided for herein and in the Plan of Merger between Corporation and PFS executed of even date herewith and incorporated by reference herein as if fully set out herein (the "Plan of Merger" or the "Plan");

                 Corporation and PFS are willing to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

                 NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, agreements and undertakings herein contained, the parties hereby agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

                 "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                 "Closing" shall mean the closing of the transactions contemplated herein and in the Plan of Merger, and "Closing Date" shall mean the date and time specified pursuant to Section 2.2 hereof as the date of the Closing.

                 "Code" shall mean the Internal Revenue Code of 1986, as amended.

"Commission" shall mean the Securities and Exchange Commission.

                 "Corporation Common Stock" shall mean the common stock, no par value, of Corporation.

                 "Corporation Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of Corporation as of December 31, 1992, 1991 and 1990 and the related audited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited consolidated balance sheet as of September 30, 1993 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of Corporation for the nine months ended September 30, 1993, and (ii) the consolidated balance sheets and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of Corporation with respect to periods ending subsequent to September 30, 1993.

                 "Corporation Subsidiary" shall mean each company or other organization of which at least a majority of the securities or other interests is directly or indirectly owned or controlled by Corporation.

                 "Effective Time" is defined at Section 2.1.

                 "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System.

                 "KCBA" shall mean the Kentucky Business Corporation Act.

                 "KDFI" shall mean the Kentucky Department of Financial Institutions.

                 "OTS"  shall mean the Office of Thrift Supervision.

                 "PFS Common Stock" is defined at Section 4.1.B.

                 "PFS Financial Statements" shall mean (i) the audited consolidated balance sheets (including related notes) of PFS as of December 31, 1992, 1991 and 1990, the related audited consolidated statements of income, changes in shareholders' equity, and statements of cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and the unaudited balance sheet as of September 30, 1993 and the consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of PFS for the nine months ended September 30, 1993, (ii) the audited balance sheets (including related notes) of Citizens Federal Savings Bank as of December 31, 1992, 1991 and 1990, the related audited statements of income, changes in retained earnings, and the statements of cash flows (including related notes) for the years ended December 31, 1992, 1991 and 1990, and (iii) the consolidated balance sheet and related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes) of PFS with respect to periods ending subsequent to September 30, 1993.

                 "PFS Subsidiary" is defined at Section 4.1C.

                 "Previously Disclosed" shall mean disclosed prior to the execution hereof in the letter dated of even date herewith from the party making such disclosure and delivered to the other party contemporaneously with the execution hereof.

                 "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus together with any supplements thereto sent to the shareholders of PFS to solicit their votes in connection with this Agreement and the Plan of Merger.

                 "Registration Statement" shall mean the registration statement with respect to the Corporation Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act of 1933, as amended.

                 "Securities Laws" shall mean [i] the Securities Act of 1933, as amended (the "Securities Act"); the Securities Exchange Act of 1934, as amended (the "Exchange Act"); the Investment Company Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder, and [ii] all applicable state securities laws.

                 "TBCA" shall mean the Tennessee Business Corporation Act.

                 "TDFI" shall mean the Tennessee Department of Financial Institutions.

                                  ARTICLE 2
                                  THE MERGER

         2.1 Effective Time of Merger. Upon the terms and conditions set forth in this Agreement and the Plan of Merger, Articles of Merger (the "Articles of Merger") shall be duly prepared and executed by Corporation and PFS, and thereafter delivered to the Secretary of State of the Commonwealth of Kentucky and the Secretary of State of the State of Tennessee for filing, as provided in the KCBA and the TBCA, on the Closing Date. The Merger shall become effective upon the filing with the Kentucky Secretary of State and with the Tennessee Secretary of State, or at such time and date thereafter as is provided in the Articles of Merger (the "Effective Time").

         2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by Corporation

(the "Closing Date"), which shall be no later than the fifth business day following the last to occur of [i] the effective date of the last order, approval, or exemption of any federal or state regulatory agency approving or exempting the Merger if such action is required, and [ii] the expiration of all required waiting periods after the filing of all notices to all federal or state regulatory agencies required for consummation of the Merger, at the offices of Wyatt, Tarrant & Combs, 2800 Citizens Plaza, Louisville, Kentucky, or at such other date and time, and at such other place, as may be mutually agreed upon by Corporation and PFS.

                                  ARTICLE 3
                                  COVENANTS

         3.1 Shareholders' Meeting. This Agreement and the Plan of Merger shall be submitted for approval to the shareholders of PFS at a meeting to be called and held in accordance with the applicable provisions of law and the Articles of Incorporation and Bylaws of PFS (the "Meeting"). PFS shall cause the Meeting to be held as promptly as practicable and shall disseminate to its shareholders all materials required of it under law to be disseminated in connection with the consideration by the shareholders of this Agreement and the Plan. The Board of Directors of PFS shall recommend that its shareholders adopt and approve this Agreement and the Plan of Merger at the Meeting and shall take all action necessary or helpful to secure a vote of shareholders in favor of the Merger. Immediately after the Meeting, PFS shall notify Corporation of the results of the Meeting.

         3.2 Proxy Statement/Prospectus. As promptly as practicable after the date hereof, Corporation and PFS shall prepare the Proxy Statement/Prospectus to be mailed to the shareholders of PFS in connection with the Merger and to be filed by Corporation as part of the Registration Statement. Corporation and PFS shall cooperate with each other in order to facilitate the preparation, filing and clearance of the Registration Statement and the Proxy Statement/Prospectus under the Securities Laws. Each of Corporation and PFS will promptly advise the other if it determines that any information furnished by it to the other specifically for use in the Registration Statement, including the Proxy Statement/Prospectus included therein, is or becomes false or misleading in any material respect. In no event shall either party hereto be liable for, and each party shall indemnify and hold the other harmless from, any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning the other party furnished by such other party specifically for use in the Registration Statement. Corporation will advise PFS, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Corporation Common Stock issuable in connection with the Merger or offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for any additional information. Corporation shall take all actions necessary to register or qualify the shares of Corporation Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof.

         3.3 Cooperation. PFS and Corporation shall proceed expeditiously and cooperate fully in making application for all necessary regulatory approvals, in the procurement of any other consents and approvals, and in the taking of any other action and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided herein and in the Plan of Merger. Corporation shall, and PFS shall, and shall cause each PFS Subsidiary to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and to consummate the transactions contemplated by this Agreement and the Plan of Merger, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party in connection with the Merger and the transactions contemplated by this Agreement and the Plan of Merger. Each of PFS and Corporation shall cooperate fully with, and provide true, complete and accurate information to, the other in connection with their requests and applications for consents and governmental clearance, approvals, licenses or permits, if any, which are necessary for the Merger and Corporation's ownership and operation of PFS's business following the Merger.

         3.4 Conduct of Business Prior to Closing. Except with the prior written consent of Corporation or as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the Effective Time or the date this Agreement is terminated, neither PFS nor any PFS Subsidiary shall:

                 A. conduct its business other than in the usual, regular and ordinary course or fail to use its best efforts to preserve its business organization intact or to keep available to Corporation the services of its present officers and employees or to preserve the good will of its customers and others having business relations with it;

                 B. fail to comply in all material respects with all applicable laws and regulations which relate to the conduct of its business;

                 C. amend its articles of incorporation or association or bylaws;

                 D. except upon the exercise of outstanding options to purchase 3,111 shares of PFS Common Stock, issue any shares of authorized capital stock or securities convertible into such shares, or purchase, redeem, retire or otherwise acquire any of its outstanding shares, or sell or give any option or right to purchase, hypothecate, pledge or otherwise encumber or dispose of any such shares or any shares held in treasury, if any, make or effect any other change in the structure or composition of its capital stock or agree to do any of the foregoing;

                 E. in the case of PFS only, declare or pay any dividends or otherwise make distributions with respect to its capital stock;

                 F. except as Previously Disclosed, enter into, adopt, amend or terminate any employee benefit plan, except as required by law, or enter into any employment agreement with any person or, except in a manner consistent with past practices, grant any increase in the compensation (including bonus and benefit plans and all other non-cash compensation) of any of its employees;

                 G. solicit or encourage (including by way of furnishing nonpublic information) inquiries, or authorize or permit any of its officers, directors, employees, advisors or representatives to solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as defined below) or agree to or endorse any takeover proposal, or participate in an discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving PFS or any PFS Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, PFS or any PFS Subsidiary other than the transactions contemplated by this Agreement;

                 H. borrow or agree to borrow any amount of funds or incur any obligation or liability except in the ordinary course of business consistent with prior practice, or guarantee or agree to guarantee any material obligations of others except for letters of credit and guaranties of signatures in the ordinary course of business;

                 I. except in the ordinary course of business, cancel any indebtedness owing to it or any claims that it might have possessed, waive any material rights of substantial value or sell, lease, encumber, otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of any of its assets;

                 J. except as Previously Disclosed, amend, modify or terminate any material agreement or contract other than in the ordinary course of business or commit any act or omit to do any act that would cause a breach of any lease, contract or commitment to which it is a party or by which its property or business is bound or affected, or which would have a material adverse effect on its financial condition, operations or assets; or

                 K. enter into or agree to enter into any agreement or contract that would have been required to be Previously Disclosed pursuant to this Agreement, other than such contracts and agreements entered into in the ordinary course of business.

         3.5 Access to Information. Upon reasonable notice, Corporation and PFS shall each (and shall cause each of their respective subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Corporation and PFS shall (and shall cause each of their respective subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Corporation and PFS shall each, and each shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation (including information obtained prior to the date hereof) which is not otherwise publicly disclosed, other than as a result of a disclosure by the other party or the other party's representatives (unless such information (i) thereafter becomes lawfully obtainable from other sources or (ii) is required to be disclosed in any application required to be filed hereunder with any governmental agency or authority and confidential treatment of such information is requested), and to return all such information, and not retain any copies, extracts, or other reproductions in whole or in part, if this Agreement is terminated pursuant to Article 6, said undertakings to survive any termination of this Agreement pursuant to Article 6. No investigation by either Corporation or PFS shall affect the representations and warranties to the other except to the extent such representations and warranties are by their terms qualified by disclosures made to the other party. The undertakings in this Section 3.5 shall survive any termination of this Agreement.

         3.6 Press Releases. All parties to this Agreement agree that any press release or other public announcement by either party pertaining to the Merger shall be coordinated with the other parties hereto; provided, however, that nothing contained herein shall prohibit either party from making any disclosure required by law which its counsel deems necessary, provided the other party is given written notice thereof.

         3.7 Updating of Information by PFS. PFS will furnish Corporation with all reports and statements filed by it or any PFS Subsidiary with any regulatory authority and the PFS Financial Statements, such reports and statements to be furnished promptly after their filing or the preparation thereof. Each such report and statement shall have been prepared in accordance with and shall comply in all material respects with applicable law and the regulations governing its preparation.

         3.8 Accounting Treatment. PFS shall not intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "pooling of interests" for accounting purposes and neither Corporation nor PFS shall intentionally take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

         3.9 PFS Affiliates. PFS shall, prior to the Closing Date, cause to be delivered to Corporation a list, reviewed by PFS's counsel, identifying all affiliates of PFS (as such term is used in Rules 144 and 145 promulgated by the Commission under the Securities Laws). PFS shall furnish such information and documents as Corporation may reasonably request for the purpose of reviewing such list. PFS shall cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section and who is to receive any shares of Corporation Common Stock pursuant to the Merger to execute a written agreement on or before the Closing Date, in substantially the form attached hereto as Exhibit 3.9 (collectively, the "Affiliate Agreements"), that such person will not dispose of any shares of Corporation Common Stock received in the Merger until such time as financial results covering at least 30 days of combined operations of Corporation and PFS shall be published and that such person, for a period of two years (or three years if that person becomes an affiliate of Corporation) following the Effective Time, (i) will not offer to sell or otherwise dispose of any of the shares of Corporation Common Stock received pursuant to the Merger in violation of the Securities Laws, (ii) will acknowledge the placement of a legend on the certificate(s) representing the "affiliate's" shares of Corporation Common Stock referring to the issuance of such shares in a transaction to which said Rule 145 is applicable, and (iii) will acknowledge the giving of stop-transfer instructions to Corporation's transfer agent with respect to the "affiliate's" certificates evidencing Corporation Common Stock received in the Merger, which shall be effective absent evidence of compliance with said Rule
145. Corporation shall during the period any "affiliates" hold shares of Corporation Common Stock so restricted comply with the requirements of Rule 144(c) under the Securities Act of 1933 to allow such shares of Corporation Common Stock held by such "affiliates" to be transferrable by the "affiliates" in compliance with paragraphs (c), (e), (f) and (g) of Rule 144.

         3.10 Employee Benefits. At, or as soon as administratively feasible after, the Effective Time, employees and officers of PFS and each PFS Subsidiary shall be provided with such employee benefits as Corporation from time to time generally provides to employees and officers of a Corporation Subsidiary, including, but not limited to, participation in Corporation's Employee Stock Ownership Plan, Savings Investment Plan, life, medical and hospitalization and disability insurance, and sick pay, vacation, personal leave and severance benefits, on a non-discriminatory and substantially similar basis. For purposes of providing such benefits to employees and officers of PFS or any PFS Subsidiary after the Effective Time, the Corporation shall credit such employees and officers for years of service at PFS or any PFS Subsidiary prior to the Effective Time for purposes of eligibility, vesting, and benefit amounts paid or privileges provided.

                 3.11     Dividends.       Beginning with the second calendar
quarter of 1994 and for each succeeding calendar quarter thereafter prior to the calendar quarter in which the Effective Time shall occur, PFS may declare and pay dividends on shares of PFS Common Stock in an amount not to exceed $.72 per share of PFS Common Stock; provided, however, except as hereinbelow provided, PFS shall not declare or pay any dividends or make any distributions in any amount on PFS Common Stock in the quarter in which the Effective Time shall occur and in which the shareholders of PFS Common Stock are entitled to receive regular quarterly dividends on the shares of Corporation Common Stock into which the shares of PFS Common Stock have been converted. It is the intent of this Section 3.11 to provide that the holders of PFS Common Stock will receive either the payment of cash dividends on their shares of PFS Common Stock or the payment of cash dividends as the holders of shares of Corporation Common Stock received in the Exchange for the calendar quarter in which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as a holder of PFS Common Stock and the payment of a cash dividend as a holder of Corporation Common Stock.

                 3.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and the Plan of Merger, each party to this Agreement shall take all such necessary action.


                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                      WITH RESPECT TO PFS AND CORPORATION

         4.1 PFS's Representations and Warranties. PFS hereby represents and warrants to Corporation as follows:

                 A.       Corporate Standing; Authorization.

                          [i]     PFS is a bank holding company registered
         under the BHCA and a savings and loan holding company registered under the Savings and Loan Holding Company Act. PFS and each PFS Subsidiary is a Tennessee corporation or banking corporation, duly organized, validly existing under the laws of the State of Tennessee, or federal savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. PFS and each PFS Subsidiary organized under the laws of the State of Tennessee has paid all fees due and owing to the Office of the Tennessee Secretary of State, has delivered to that office its most recent annual report as required by the Act, and has never filed articles of dissolution with the Tennessee Secretary of State or the TDFI. PFS has delivered to Corporation true and correct copies of the Charter and Bylaws of PFS and all amendments thereto through the date hereof. PFS and each PFS Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          [ii]    The execution and delivery of this Agreement
         and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, shall be deemed hereunder a "Violation") pursuant to, any provision of the articles of incorporation or articles of association or bylaws of PFS or any PFS Subsidiary, or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declaration and filings referred to in paragraph [iii] below, or result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 4.1L) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PFS or any PFS Subsidiary or their respective properties or assets.

                          [iii] Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve, the OTS and the TDFI, and (b) for the filing of Articles of Merger with the Kentucky Secretary of State and the Tennessee Secretary of State, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to PFS or any PFS Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by PFS of the transactions contemplated hereby and thereby.

                      [iv]        PFS has all requisite corporate power and
         authority to enter into and, subject to the approval of its shareholders, to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PFS, subject to the approval of this Agreement and the Plan of Merger by the shareholders of PFS. This Agreement and the Plan of Merger have been duly executed and delivered by PFS, and constitute the legal, valid and binding obligations of PFS enforceable against it in accordance with their terms.

                 B. Capital Structure of PFS. The authorized capital stock of PFS consists of 100 shares of organizational common stock with $10.00 par value per share ("PFS Organizational Common Stock") and 1,000,000 shares of common stock without par value ("PFS Common Stock"). At the date hereof, (i) no shares of PFS Organizational Common Stock are issued or outstanding, and
(ii) 236,777 shares of PFS Common Stock are validly issued and outstanding and fully paid and nonassessable, no shares are held by PFS in treasury, and 3,111 shares are reserved for issuance upon the exercise of outstanding options. There is outstanding no subscription, option, warrant, call or commitment of any character relating to shares of PFS's capital stock or any instruments that can be converted into shares of PFS's capital stock. None of the shares of PFS Common Stock have been issued in violation of any preemptive right. There are no outstanding contractual obligations of PFS or any PFS Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of PFS. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of PFS may vote are issued or outstanding.

                 C. Subsidiaries. PFS has Previously Disclosed each company or other organization, whether incorporated or unincorporated, of which PFS is a general partner or at least a majority of the securities or other interests is directly or indirectly owned or controlled by PFS (each such company or other organization Previously Disclosed by PFS is referred to in this Agreement as a "PFS Subsidiary"). PFS has delivered to Corporation true and correct copies of the Articles of Incorporation or Charter and Bylaws of each PFS Subsidiary, as amended through the date hereof, and has Previously Disclosed the authorized, issued and outstanding capital stock of each PFS Subsidiary. No shares of capital stock of any PFS Subsidiary are held in treasury. All of the outstanding shares of capital stock of each PFS Subsidiary are validly issued and outstanding and are fully paid and nonassessable and such shares are wholly owned by PFS directly, free and clear of all liens, claims and encumbrances. There is outstanding no subscription, option, warrant, call or commitment of any character relating to or any instruments that can be converted into shares of the capital stock of any PFS Subsidiary. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exercisable for securities having the right to vote) of any PFS Subsidiary are issued or outstanding.

                 D. SEC Documents. PFS has made available to Corporation a true and complete copy of each report, schedule, and registration statement filed by PFS with the Commission since January 1, 1993 through the date hereof (as such documents have since the time of their filing been amended, the "PFS SEC Documents"), which are all the documents that PFS was or will be required to file with the Commission since such date. As of their respective dates, the PFS SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such PFS SEC Documents, and none of the PFS SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PFS included in the PFS SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of PFS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts or other documents required to be filed as exhibits to any of the PFS SEC Documents have been or will be so
filed.   All reports, schedules and statements hereafter filed by PFS with the
Commission which PFS shall deliver to Corporation pursuant to Section 3.5 hereof will comply in all material respects with the requirements of the Securities Laws, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PFS included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of PFS and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 E. Information Supplied. None of the information supplied or to be supplied by PFS for inclusion in (i) the Registration Statement to be filed with the Commission by the Corporation in connection with the issuance of shares of Corporation Common Stock in the Merger will, at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to shareholders of PFS and at the time of the meeting of such shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 F. PFS Financial Statements. The PFS Financial Statements were and will be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and fairly present and will fairly present the financial condition of PFS and the PFS Subsidiaries at the respective dates indicated therein, the results of operation of PFS and the PFS Subsidiaries for the periods covered thereby and the other financial information purported to be shown thereon. The business of PFS has been conducted only in the ordinary course of business since December 31, 1992.

                 G. Absence of Undisclosed Liabilities. Except as disclosed in the PFS Financial Statements or the PFS SEC Documents, neither PFS nor any PFS Subsidiary has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of PFS and the PFS Subsidiaries taken as a whole.

                 H. Loans and Allowance for Credit Losses. All loans reflected on the books and records of each PFS Subsidiary have been [i] made for good, valuable and adequate consideration in the ordinary course of business and [ii] evidenced by notes or other evidences of indebtedness that are true and genuine. The allowance for credit losses ("Allowance") shown on the consolidated balance sheet of PFS as of September 30, 1993 included in the PFS Financial Statements was, and the Allowance shown on the consolidated balance sheets of PFS as of dates subsequent to the execution of this Agreement included in the PFS Financial Statements will be, in each case as of the dates thereof, adequate to provide for losses relating to or inherent in the loan and lease portfolios of, and other extensions of credit (including letters of credit and commitments to make loans or extend credit) made by, PFS and each PFS Subsidiary.

                 I. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of PFS, threatened against PFS or any PFS Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of PFS or any PFS Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against PFS or any PFS Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 J. Agreements with Regulators. Except as Previously Disclosed, neither PFS, any PFS Subsidiary, nor any officer or director of PFS or any PFS Subsidiary, is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letters from, any banking regulator, nor has PFS or any PFS Subsidiary been advised by any banking regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. No investigation by any governmental entity with respect to PFS or any PFS Subsidiary is pending or, to the best knowledge of PFS, threatened and neither PFS nor any PFS Subsidiary has knowledge of any basis for the commencement of any regulatory or enforcement action against PFS or any PFS Subsidiary by any governmental or regulatory authority.

                 K. Compliance with Laws. PFS and each PFS Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are material to the operation of the businesses of PFS and each PFS Subsidiary and is in compliance in all material respects with the terms thereof. PFS and each PFS Subsidiary has complied with in all material respects and is not in any default under (and has not been charged with or received notice with respect to nor are threatened with or under investigation with respect to, any charge concerning any violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality, except for possible violations or defaults that, individually or in the aggregate, would not have a material adverse effect on PFS and its Subsidiaries taken as a whole. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning PFS or any PFS Subsidiary as a result of examination by any regulatory authority and neither PFS nor any PFS Subsidiary has knowledge of any basis on which refunds or restitution may be required by any regulatory authority.

                 L.       Employee Benefit Plans.

                          [i] Since the date of the most recent PFS Financial Statements, there has not been any adoption or amendment in any material respect by PFS or any PFS Subsidiary of any collective bargaining agreement, or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of PFS or any PFS Subsidiary (collectively, "Benefit Plans"). Except as Previously Disclosed, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between PFS or any PFS Subsidiary and any officer, director or key employee of PFS or any PFS Subsidiary.

                          [ii]    PFS has Previously Disclosed a list and brief
         description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), all "employee welfare benefit plans"(as defined in Section 3(1) of ERISA) and all other Benefit
         Plans maintained, or contributed to, by PFS or any PFS Subsidiary for the benefit of any officers or employees of PFS or any PFS Subsidiary. PFS has delivered to Corporation true, complete and correct copies of
         (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, and (4) each trust agreement and group annuity contract relating to any Benefit Plan. No Benefit Plan provides medical or hospitalization benefits to retirees or other former employees, other than medical benefits required to be provided to qualified beneficiaries under the provisions of Section 4980B(f) of the Code and paid for entirely by the individual electing such coverage under Section 4980B(f) of the Code.

                          [iii] Each Benefit Plan has been administered in all material respects in accordance with its terms. Except as Previously Disclosed, PFS, each PFS Subsidiary and all the Benefit Plans are in compliance with the applicable provisions of ERISA and the Code. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any governmental agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any liability, and, to the best knowledge of PFS, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

                          [iv]    All Pension Plans have been the subject of
         determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. No such determination letter has been revoked nor, to the best knowledge of PFS, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                          [v]     No Pension Plan that PFS, any PFS Subsidiary
         or any other company under common control with PFS (within the meaning of Section 4001(a)(14) of ERISA) maintains, or to which PFS, any PFS Subsidiary or any other company under common control with PFS (within the meaning of Section 4001(a)(14) of ERISA) is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA). Except as Previously Disclosed, PFS is not aware of any facts or circumstances that would change the funded status of any such Pension Plan. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. All contributions to, and payments from, the Benefit Plans required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or
       Section 412 of the Code, have been timely made, and there has been no application for or waiver of the minimum funding standards imposed by
       Section 412 of the Code with respect to any Pension Plan. All such contributions to, and payments from, the Benefit Plans (except those payments to be made from a trust qualified under Section 401(a) of the
       Code), for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the proper books and records of PFS at the Effective Time. None of PFS, any PFS Subsidiary or any officer of PFS or any PFS Subsidiary or any of the Benefit Plans of PFS and any PFS Subsidiary which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, any administrator or, to the best knowledge of PFS, any trustee thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility under Part 4, Subtitle B, Title I of ERISA that could subject PFS, any PFS Subsidiary or any officer of PFS or any PFS Subsidiary to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or (1) of ERISA. Neither any of such plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto during the last five years. Neither PFS, any PFS Subsidiary, any administrator, nor, to the best knowledge of PFS, any trustee or other fiduciary, of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject PFS or any PFS Subsidiary to any material liability for breach of fiduciary duty under ERISA or any other applicable law. Neither PFS nor any PFS Subsidiary (or any other employer that since September 2, 1974 has ever been treated as a "single employer" under Section 414(b)(c) or (m) of the Code with PFS or any PFS

         Subsidiary) has ever been required to contribute to any Multiemployer Pension Plans.

                          [vi]    With respect to any Pension Plan subject to
         Title IV of ERISA (including for purposes of clause (1) below, any Pension Plan maintained or contributed to by PFS or any other company under common control with PFS within the meaning of Section 414 of the Code and, for purposes of clause (2) below, any Pension Plan maintained or contributed to by PFS or any other company under common control with PFS within the meaning of Section 4001(a)(14) of ERISA):
         PFS has not incurred any material liability on or prior to the date hereof (1) to such Pension Plan or (2) to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. PFS has furnished to Corporation the most recent actuarial report or valuation with respect to each Pension Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by PFS for use in preparing those reports or valuations was complete and accurate and PFS has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                    [vii] With respect to any Benefit Plan that is an employee welfare benefit plan: (1) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (2) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code and (3) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be prospectively amended or terminated without material liability to PFS or any PFS Subsidiary on or at any time after the Effective Time.

                          [viii] Each employee bonus or profit sharing plan providing benefits to any current or former officer, director or employee of PFS or any PFS Subsidiary is terminable by PFS or such PFS Subsidiary without notice at any time.

                 M.       Labor Matters.

                          [i] PFS and each PFS Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health;

                          [ii] There is no unfair labor practice charge or complaint or any other matter against or involving PFS or any PFS Subsidiary pending or, to the knowledge of PFS, threatened before the National Labor Relations Board or any court of law;
                          [iii] Neither PFS nor any PFS Subsidiary is a party to or bound by any collective bargaining agreement or any similar labor union arrangement;

                          [iv] There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, color, religion, national origin, sexual preference, disability, handicap or veteran status) pending or, to the knowledge of PFS threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against PFS or any PFS Subsidiary;

                          [v] There have been no governmental audits of the equal employment opportunity practices of PFS or any PFS Subsidiary and, to the knowledge of PFS, no basis for any such claim exists; and

                          [vi] PFS and each PFS Subsidiary is in compliance in all material respects with the requirements of the Americans With Disabilities Act.

                 N. Brokers. Neither PFS, any PFS Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions payable to any broker, finder or financial advisor in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 O. Assets. PFS and each PFS Subsidiary has good and marketable title to all of the properties and assets, real and personal, tangible and intangible, reflected on the PFS Financial Statements or acquired after the dates thereof, free and clear of all liens, charges, security interests, encumbrances and claims, except for [i] liens for current taxes not yet due and payable, [ii] pledges to secure deposits and other liens incurred in the ordinary course of its business, and [iii] such imperfections or irregularities of title, easements, claims, liens, charges, security interests and encumbrances, if any, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. All leases by which either of PFS or any PFS Subsidiary leases real or personal property as lessee (other than leases that are the equivalent of extensions of credit) are valid without default in any material respect thereunder by the lessee or, to the best knowledge of PFS, the lessor, and are in full force and effect in accordance with their respective terms.

                 P. Material Contracts. Except as Previously Disclosed, neither PFS nor any PFS Subsidiary is a party to any:

                          [i]     agreement, arrangement or commitment not made
         in the ordinary course of business consistent with past practices;

                          [ii]    employment agreement or any bonus, incentive,
         deferred compensation, severance pay, profit sharing, retirement, stock purchase, stock option agreement or arrangement or employee benefit plan for or in respect of any employee or former employee;

                    [iii]         collective bargaining agreement or other
         agreement with any labor union or labor organization;

                     [iv]         material agreement, indenture or other
         instrument relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money or any agreement that involves a potential material liability (other than in the ordinary course of its business);

                          [v]     any agreement, contract or commitment
         containing any covenant materially limiting the freedom of PFS or any PFS Subsidiary to engage in any line of business in any geographic area or to compete with any person; or

                          [vi]    agreement for loans or the provision,
         purchase or sale of goods, services or property, or other contract or commitment with any director or officer.

                 Q. Good Standing of Contracts. No event or condition has occurred or exists, or, to the best knowledge of PFS, is alleged by any of the other parties thereto to have occurred or existed, which constitutes, or with lapse of time or giving of notice or both might constitute, a default or breach under any of the leases, contracts or agreements to which PFS or any PFS Subsidiary is a party, which default is reasonably likely to result in a material adverse change in the financial condition, results of operation or business of PFS or any PFS Subsidiary.

                 R. Insurance. PFS has Previously Disclosed true and complete copies of all policies of fire, theft, liability and other insurance and bonds maintained with respect to the assets or businesses of PFS and each PFS Subsidiary, the effective dates thereof and the premiums payable with respect thereto. All such policies and bonds are valid and enforceable and in full force and effect and neither PFS nor any PFS Subsidiary has received any notice of premium increases or cancellations with respect to any of such policies and bonds. To the best knowledge of PFS, neither PFS nor any PFS Subsidiary is liable for any material retroactive premium adjustments with respect to any of its insurance policies or bonds.

                 S. Tax Matters. Each member of the consolidated group of which PFS is a member or has ever been a member (the "Group") has timely filed or caused to be filed all federal, state, foreign and local income, franchise, gross receipts, payroll, sales, use, withholding, occupancy, excise, real and personal property, employment and other tax returns, tax information returns and reports required to be filed, and has paid, or made adequate provisions for the payment of, all taxes, duties or assessments of any nature whatsoever, interest payments, penalties and additions (whether or not reflected in its returns as filed) due and payable (and/or properly accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority. The most recent PFS Financial Statements reflect an adequate reserve for all taxes payable by PFS and each PFS Subsidiary accrued through the date of such Financial Statements. No material deficiencies for any taxes have been proposed, asserted or assessed against PFS or any PFS Subsidiary that are not adequately reserved for. Except with respect to claims for refund, the federal income tax returns of PFS and each PFS Subsidiary consolidated in such returns have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired (and no waiver extending the statute of limitations has been requested or granted) for all years through 1989. The consolidated federal income tax returns of the Group have not been audited during the last five (5) fiscal years of PFS. No audit, examination or investigation is presently being conducted or, to the best knowledge of PFS, threatened by any taxing authority; no unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative; and no agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of any member of the Group.

                 T. Fiduciary Activities. Each PFS Subsidiary's fiduciary and custodial activities have been and are being conducted in all material respects in accordance with all applicable law.

                 U.       Environmental Matters.

                 [i] PFS and each PFS Subsidiary is in substantial compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to the environment
         ("Environmental Laws");

                 [ii] No "Hazardous Wastes" (as hereinafter defined) have ever been generated, transported, treated, stored, released or disposed of on any real property owned or leased by PFS or PFS Subsidiary;

                 [iii] Neither PFS nor any PFS Subsidiary has transported or disposed or caused or permitted any person to transport or dispose of any Hazardous Wastes other than in accordance with all Environmental Laws;

                 [iv] Neither PFS nor any PFS Subsidiary has ever violated any of the Environmental Laws;

                 [v] No asbestos, PCBs or other Hazardous Wastes or any petroleum product or constituents thereof is present on, in or under any of the property owned by PFS or any PFS Subsidiary, whether owned or leased or held as OREO (as such term is customarily used) or in which PFS or any PFS Subsidiary has any legal or equitable interest;

                 [vi] There are no loans or other credits included in the loan portfolio of any PFS Subsidiary with respect to which PFS or any PFS Subsidiary is or could incur or become responsible for liability under the Environmental Laws; and

                 [vii] No Hazardous Wastes have ever been utilized on any of the property now held or previously held by PFS or any PFS Subsidiary as collateral or otherwise securing any loan made by PFS or any PFS Subsidiary.

         Hazardous Wastes" for purposes of this Agreement shall include, without limitation: [i] hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and any other applicable federal, state or local law, rule, regulation, ordinance or requirement, all as amended or hereafter amended; [ii] petroleum, including without limitation crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); [iii] any radioactive material , including without limitation any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.; and [iv] asbestos or any asbestiform minerals in any form or condition.

                 V. Insider Loans. All loans, loan commitments and any other extensions of credit and commitments to extend credit that are currently outstanding by PFS or any PFS Subsidiary to directors, officers, or principal shareholders of PFS or any PFS Subsidiary or any of their related interests, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and substantially comply with all applicable provisions of federal and state law. Such loans, extensions and commitments do not involve more than a normal risk of collectability.

                 W. Adjustable Rate Mortgages. Each PFS Subsidiary has properly calculated, in accordance with the contractual terms thereof and all applicable law, all adjustments required in its portfolio of adjustable rate mortgage notes.

                 X. Regulatory Matters. Neither PFS nor any PFS Subsidiary has, through the date hereof, taken or agreed to take any action or has knowledge of any fact or circumstance that would materially impede or delay receipt of any approval referred to in Section 5.2E hereof.

                 Y. Absence of Certain Changes or Events. Except as disclosed in the PFS SEC Documents or Previously Disclosed, since December 31, 1992, PFS and the PFS Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of PFS or any of its PFS Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on PFS and PFS's Subsidiaries taken as a whole.

                 Z. Full Disclosure. No representation or warranty of PFS contained in this Agreement and no statement contained in this Agreement or in any certificate or other instrument furnished to Corporation hereunder contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.


         4.2 Corporation's Representations and Warranties. Except as Previously Disclosed, Corporation hereby represents and warrants to PFS that:

                 A.       Corporate Standing; Authorization.

                          [i]     Corporation is a bank holding company
         registered under the BHCA and a savings and loan holding company registered under the Savings and Loan Holding Company Act. Corporation and each Corporation Subsidiary is a Kentucky corporation or national bank or savings association duly organized, validly existing, and in good standing under applicable laws. Corporation and each Corporation Subsidiary have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                          [ii]    The execution and delivery of this Agreement
         and the Plan of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any Violation pursuant to, any provision of the articles of incorporation or association or charter or bylaws of Corporation or any Corporation Subsidiary or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph [iii] below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Corporation or any Corporation Subsidiary or their respective properties or assets.

                          [iii] Except (a) for consents, approvals, orders, and authorizations from the Federal Reserve, the OTS, the KDFI, and the TDFI, (b) for the filing of Articles of Merger with the Kentucky Secretary of State and the Tennessee Secretary of State, and (c) in connection with compliance with the provisions of the Securities Laws and applicable state corporate and securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Corporation or any Corporation Subsidiary in connection with the execution and delivery of this Agreement and the Plan of Merger, or the consummation by Corporation of the transactions contemplated hereby and thereby.

                      [iv]        Corporation has all requisite corporate power
         and authority to enter into and to consummate the transactions contemplated by this Agreement and the Plan of Merger. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Corporation. This Agreement and the Plan of Merger have been duly executed and delivered by Corporation and constitute the legal, valid and binding obligations of Corporation enforceable against it in accordance with their terms.

                 B. SEC Documents. Corporation has made available to PFS a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Corporation with the Commission since January 1, 1991 (as such documents have since the time of their filing been amended, the "Corporation SEC Documents"), which are all the documents that Corporation was required to file with the Commission since such date. As of their respective dates, the Corporation SEC documents complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Corporation SEC Documents, and none of the Corporation SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in the Corporation SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Corporation SEC Documents have been so filed. All reports, schedules and statements hereafter filed by Corporation with the Commission which Corporation shall deliver to Corporation pursuant to Section 3.5 hereof will comply in all material respects with the requirements of the Securities Laws, and none of such reports, schedules or statements will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Corporation included in such reports, schedules and statements will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and will fairly present the consolidated financial position of Corporation and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 C. Absence of Certain Changes or Events. Except as disclosed in the Corporation SEC Documents, since December 31, 1992, Corporation and the Corporation Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of Corporation or any of its Corporation Subsidiaries that has had, or is reasonably likely to have, a material adverse effect on Corporation and the Corporation Subsidiaries taken as a whole.

                 D. Brokers. Neither Corporation nor any Corporation Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for fees or commissions in connection with the negotiations relating to or the transactions contemplated by this Agreement.

                 E. Legal Proceedings. There are no claims of any kind or any actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Corporation, threatened against Corporation or any Corporation Subsidiary or against any asset, interest or right of any such company that might, individually or in the aggregate, have a material adverse effect on the financial condition, results of operation or business of Corporation or any Corporation Subsidiary, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Corporation or any Corporation Subsidiary having or which, insofar as reasonably can be foreseen, in the future could have any such effect.

                 F. Employee Benefit Plans. Each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee or director of Corporation or any Corporation Subsidiary has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA and the Code.

                 4.3 Non-Survival of Representations and Warranties. All representations and warranties contained in this Agreement by any party hereto or set forth in any certificate or other instrument delivered by or on behalf of the parties pursuant to this Agreement shall expire at the Effective Time.


                                   ARTICLE 5

                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of PFS. The obligation of PFS to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by PFS:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of PFS at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of PFS's counsel, has a reasonable probability of success.

                 C. The representations and warranties of Corporation set forth in Section 4.2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and Corporation shall have furnished to PFS a certificate of an executive officer of Corporation to that effect.

                 D. Corporation in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to PFS a certificate of an executive officer of Corporation to that effect and evidence, in form and substance satisfactory to counsel for PFS, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of Corporation.

                 E. There shall not have been any material adverse change in the business, financial condition, prospects or operations of Corporation since December 31, 1992.

                 F. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 G. PFS shall have received an opinion of counsel of Corporation dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.1G.

                 H. PFS shall have received the opinion of Corporation's counsel in form and substance reasonably satisfactory to PFS and its counsel, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that, except with respect to the payment of cash for fractional shares or in connection with the exercise of appraisal rights, the conversion of PFS Common Stock into Corporation Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the shareholders of PFS.

                 I. PFS shall have received an opinion from its financial advisor to the effect that, as of the date the Proxy Statement/Prospectus was mailed to shareholders of PFS, the Merger is fair to the shareholders of PFS from a financial viewpoint.

                 J. The Registration Statement (including any post effective amendments thereto) shall be effective under the Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of PFS threatened by the Commission to suspend the effectiveness of such Registration Statement.

         5.2 Conditions to Obligations of Corporation. The obligation of Corporation to consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger, is subject to the satisfaction of the following conditions precedent on or before the Closing Date, any of which may be waived by Corporation:

                 A. Approval of this Agreement and the Plan of Merger by the shareholders of PFS at the Meeting.

                 B. There shall not be threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, or by any other person [i] challenging the Merger or the other transactions contemplated by this Agreement or the terms thereof, or [ii] seeking to prohibit the Merger or the other transactions contemplated by this Agreement, which, in the opinion of Corporation's counsel, has a reasonable probability of success.

                 C. The representations and warranties of PFS set forth in Section 4.1 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and PFS shall have furnished to Corporation a certificate executed by the Chief Executive Officer of PFS to that effect.

                 D. PFS in all material respects shall have performed and observed its obligations and covenants as set forth in this Agreement prior to or on the Closing Date and shall have delivered to Corporation a certificate of the Chief Executive Officer of PFS to that effect and evidence, in form and substance satisfactory to counsel for Corporation, that the transactions contemplated by this Agreement and the Plan of Merger were duly authorized by all necessary corporate action of PFS.

                 E. Receipt of all permits, consents, approvals and authorizations from federal and state governmental authorities and regulatory agencies necessary to effect the Merger (including the expiration of all applicable waiting periods) and the other transactions contemplated herein, on terms and conditions satisfactory to Corporation (other than standard terms and conditions), and the satisfaction of all other requirements prescribed by law which are necessary to the carrying out of the Merger.

                 F. There shall not have been any material adverse change in the business, financial condition, prospects or operations of PFS or any PFS Subsidiary since December 31, 1992.

                 G. Corporation shall have received an opinion of counsel for PFS dated as of the Closing Date, in substantially the form attached hereto as Exhibit 5.2G.

                 H. Corporation shall have received a written release from each of the executive officers and directors of PFS and each PFS Subsidiary which releases Corporation, PFS and each PFS Subsidiary from any and all claims, known or unknown, contingent or direct, which he or she may have against Corporation, PFS or any PFS Subsidiary as of the Closing Date, other than [i] claims arising under this Agreement and the transactions contemplated hereby, or [ii] claims arising out of moneys on deposit or property held in trust or as a custodian by a PFS Subsidiary or compensation accrued but not yet payable or in payment for services rendered to PFS or any PFS Subsidiary as reflected on the books and records of PFS or any PFS Subsidiary or [iii] claims under PFS's articles of incorporation, bylaws, or under statutory or common law for indemnification against liabilities or claims made against them resulting from their service as an executive officer or director of PFS before the Effective Time, including, without limitation, the advancement or reimbursement of expenses and costs.

                 I. Corporation shall have received a letter from KPMG Peat Marwick to the effect that the Merger qualifies for "pooling of interests" accounting treatment if consummated in accordance with this Agreement and the Plan of Merger.

                 J. The Registration Statement (including any post effective amendments thereto) shall be effective under the Securities Act of 1933, as amended, and no proceedings shall be pending or to the knowledge of Corporation threatened by the Commission to suspend the effectiveness of such Registration Statement.

                 K. Corporation shall have received all state securities or "blue sky" permits and other authorizations necessary to consummate the Merger.

                 L. The "affiliates" of PFS shall have executed and delivered the Affiliate Agreements.

                 M. Each of Barry T. Buckley, Fred H. Brown, M. Dale Bruner, Walter W. Carlen, Steve D. Cihat, Michael Evans, Paul R.

Gaw, Thomas D. Gentry, Billy C. Hall, James N. Hall and James B. McWilliams shall have executed and delivered to Corporation a noncompetition agreement in the form attached hereto as Exhibit 5.2.M.


                                   ARTICLE 6

                                  TERMINATION

         6.1     Dissenting Shares.        Prior to the Effective Time, this
Agreement and the Plan of Merger may be declared void and of no effect by Corporation if the number of Dissenting Shares is greater than 9% of the issued and outstanding shares of PFS.

         6.2 Termination. This Agreement and the Plan of Merger may be terminated: (i) by the mutual agreement of Corporation and PFS; (ii) by Corporation, upon prior written notice, if PFS materially breaches any representation or warranty set out in Section 4.1 of this Agreement or materially breaches any covenant in this Agreement, or upon the failure and nonwaiver of any condition precedent set out in Section 5.2 unless, in the case of a material breach of a covenant or failure of a condition, within thirty
(30) days after written notice from Corporation, PFS shall have cured such breach or failure; (iii) by PFS, upon prior written notice, if Corporation materially breaches any representation or warranty set out in Section 4.2 of this Agreement or materially breaches any covenant in this Agreement or upon the failure and nonwaiver of any condition precedent set out in Section 5.1 unless, in the case of a material breach of a covenant or failure of a condition, within thirty (30) days after written notice from PFS, Corporation shall have cured such breach or failure; or (iv) by PFS or Corporation if the Effective Time shall not have occurred on or before August 31, 1994.

         6.3     Declaration.  Any declaration of termination under this
Article 6 by Corporation or PFS shall be pursuant to resolution of its Board of Directors or by executive officers thereof duly authorized by its Board of Directors to make such a declaration; shall be made by written notice given to the other parties setting forth the grounds for the termination, including, if applicable, the alleged material misrepresentation, breach or failure, and, unless, in the case of a material breach of a covenant or a failure of a condition, such material breach or failure is timely cured, shall have the effect of terminating this Agreement and the Plan of Merger effective upon the delivery of such written notice or the expiration of any applicable cure period, whichever is later, whereupon the same shall have no further effect and the Merger provided for herein and therein shall not be effected. Notwithstanding the foregoing, no termination of this Agreement shall affect the covenants set forth in Section 3.5 relating to confidentiality or the provisions set forth in Section 8.5 relating to expenses, which shall survive any such termination. Except as otherwise expressly provided herein, no termination of this Agreement on the grounds of a material misrepresentation or uncured material breach of any covenant contained herein shall relieve the breaching party from any liability for such uncured material misrepresentation or uncured material breach of any covenant or agreement contained herein giving rise to such termination.


                                   ARTICLE 7

                                INDEMNIFICATION

                 Except with respect to an unintentional breach of the representations and warranties of PFS contained in Section 4.1U [v], [vi], or [vii] of this Agreement (for which PFS shall not be liable hereunder), PFS shall indemnify, defend and hold Corporation harmless, and Corporation shall indemnify, defend and hold PFS harmless, against and in respect of any material nonfulfillment of any covenant or agreement or the material breach of any representation or warranty on the part of the indemnifying party under this Agreement and any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to the foregoing. Except with respect to a party's intentional breach of any covenant, agreement, representation or warranty under this Agreement, the liability of either party hereto under this Article 7 shall be limited to the actual costs and expenses incurred by the party to be indemnified in connection with its investigation of the other party and the transactions contemplated by this Agreement. A party seeking indemnification hereunder shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, cost and expenses in respect of which indemnity is sought hereunder.


                                   ARTICLE 8

                               GENERAL PROVISIONS

         8.1 Law and Section Headings. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Kentucky. Section headings are used in this Agreement for convenience only and are to be ignored in the construction of the terms of this Agreement.

         8.2 Modifications. The parties hereto may amend, modify or supplement this Agreement, before or after approval thereof by the shareholders of PFS, in such manner as may be agreed by them in writing.

         8.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions.

         8.4 Notices. All notices hereunder shall be in writing and shall be deemed to have been given or made when delivered or mailed, first class, registered or certified mail, postage prepaid, addressed as follows, until notice of another address or additional addresses have been received by the other parties:

                 If to Corporation to:

                 Trans Financial Bancorp, Inc.
                 500 East Main Street
                 Bowling Green, Kentucky 42101
                 Attention:  Douglas M. Lester, President and Chief
                             Executive Officer


                 With a copy to:

                 Stewart E. Conner, Esq.
                 WYATT, TARRANT & COMBS
                 2800 Citizens Plaza
                 Louisville, Kentucky 40202

                 If to PFS, to:

                 Peoples Financial Services, Inc.
                 Two West Jackson
                 P. O. Box 130
                 Cookeville, Tennessee 38501-0130
                 Attention:  Barry Buckley, President
                             and Chief Executive Officer


                 With a copy to:

                 Steven Eisen, Esq.
                 Baker, Worthington, Crossley, Stansberry
                          & Woolf
                 1700 Nashville City Center
                 511 Union Street
                 Nashville, Tennessee  37219


         8.5 Expenses; Risk of Loss. Whether or not the Merger is consummated, each of the parties hereto will pay its own fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement and the Plan of Merger; provided, however, that if the transactions contemplated hereby are consummated, then the out-of-pocket fees and expenses incurred or paid by or on behalf of PFS in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement and the Plan of Merger, including all fees and expenses of investment banking firms, financial advisors, attorneys, accountants, experts and consultants, shall not exceed $50,000 (excluding the costs of printing and mailing to shareholders of PFS the Proxy Statement/Prospectus). Corporation and PFS shall share equally the cost incurred in printing and mailing to shareholders of PFS the Proxy Statement/Prospectus. Until the Effective Time, the risk of loss to the assets of PFS shall remain with PFS.

         8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         8.7 Time of Essence; Best Efforts. Time is of the essence to the performance of the obligations set forth in this Agreement. PFS and Corporation each agree to use their respective best efforts to obtain the satisfaction of the conditions to their respective obligations specified herein, and to advise the other parties hereto in writing as to any unusual delays or impediments in obtaining the same.

         8.8 Closing. At the Closing, each party shall execute and deliver all documents required by this Agreement, and such further documents as the other party shall reasonably request in order to satisfy the fulfillment of each party's agreements and undertakings hereunder.

         8.9 Records and Further Assurances. After the Closing, each party shall make available to the other on reasonable request such books and records of that party as may be appropriate for use in connection with their respective tax returns, including any review thereof, and for any other reasonable purpose.

         8.10 Parties in Interest; Third Party Rights. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors and permitted assigns. No party to this Agreement may however, assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other parties hereto. It is the intention of the parties that nothing in this Agreement or the Plan of Merger shall be deemed to create any right with respect to any person or entity not a party to this Agreement or the Plan of Merger.

         8.11 Entire Agreement; Waiver. This Agreement, including all information Previously Disclosed, the Exhibits hereto and the Plan of Merger, constitute and contain the entire agreement of PFS and

Corporation with respect to the Merger and supersede any prior agreement by the parties, whether written or oral. The waiver of a breach of any term or condition of this Agreement must be in writing signed by the party sought to be charged with such waiver and such waiver shall not be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.


                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.



                                        TRANS FINANCIAL BANCORP, INC.


                                        By   /s/ Douglas M. Lester
                                             --------------------------------
                                             Douglas M. Lester, President and
                                             Chief Executive Officer


                                        PEOPLES FINANCIAL SERVICES, INC.


                                        By   /s/ Barry Buckley
                                             ---------------------------------
                                             Barry Buckley, President and
                                             Chief Executive Officer